Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-120163) and related Prospectus of COMSYS IT Partners, Inc., for the registration of 14,925,700 shares of its common stock and to the incorporation by reference therein of our report dated March 22, 2005, with respect to the consolidated financial statements and schedule of COMSYS IT Partners, Inc., included in its Annual Report (Form 10-K) for the year ended January 2, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP

Houston, Texas
July 14, 2005